Exhibit 10.9


                     SETTLEMENT AND MUTUAL RELEASE AGREEMENT


      This Settlement and Mutual Release Agreement (the "Agreement") is entered into as of October 18, 2004 by and between Alliance Atlantis Communications, Inc., a corporation governed by the laws of Canada ("AACI"), and Point.360, a California corporation ("Point.360"). AACI and Point.360 are referred to collectively herein as "the parties."

                                    RECITALS

      This Agreement is executed with reference to the following facts:


      A. On or about June 4, 2002, Point.360 and AACI entered into a letter agreement regarding the possible sale by AACI of certain of its subsidiaries (the "Non-Disclosure Agreement").


      B. On or about July 3, 2002, Point.360 and AACI entered into an Option Agreement (the "Option") by which AACI granted Point.360 an option to purchase all of the issued and outstanding shares of Tattersall Sound Inc., Calibre Digital Design, Inc. and Salter Street Digital Limited (the "Optioned Companies"). In connection with the Option, Point.360 issued a Warrant to AACI to purchase 500,000 shares of Point.360 common stock at $2.00 per share; Point.360 and AACI entered into a Registration Rights Agreement regarding the shares of Point.360 common stock issuable to AACI pursuant to the Warrant; and Point.360 and AACI entered into a Services Agreement setting out the terms and conditions pursuant to which AACI agreed to retain Point.360 and Point.360 agreed to perform certain post-production work.




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      C. On or about December 30, 2002, Point.360 and AACI entered into an
Amended And Restated Option Agreement (the "Amended Option") with regard to the Optioned Companies; an Escrow Agreement with regard to a $300,000 deposit provided by Point.360 as part of the consideration for the Amended Option; an Amendment To Warrant extending the expiration date of the Warrant; and Amendment To Services Agreement amending the Services Agreement to apply to the Amended Option; and an Amendment To Registration Rights Agreement amending the Registration Rights Agreement to apply to the Amended Option.
("Warrant," as used hereinafter, is the Warrant as amended.)

      D. On or about March 21, 2003, Point.360 notified AACI that it would not exercise the Amended Option.


      E. On or about July 1, 2003, Point.360 notified AACI of certain claims relating to the Option and the Amended Option.


      F. On or about July 7, 2003, AACI filed suit against Point.360 in the United States District Court for the Central District of California, Case No. CV 03-4812 JFW (JWJx) (the "First U.S. Action") seeking declaratory relief and asserting a claim for defamation. AACI later stipulated to the dismissal of the defamation claim with prejudice. Point.360 filed a counterclaim against AACI alleging breach of contract and fraud. The Court dismissed Point.360's fraud claims with leave to amend, on motion by AACI, and they were not re-alleged in Point.360's amended counterclaim.


      G. On or about July 10, 2003, AACI filed suit against Point.360 in the Ontario Superior Court of Justice, Court File No. 03-CV-252550CM3 (the "Canadian Action") asserting a claim for breach of the Non-Disclosure Agreement.




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      H. On or about September 15, 2004, AACI filed suit against Point.360 in the United States District Court for the Central District of California, Case No. CV 04-7662 ABC (JTLx) (the "Second U.S. Action") asserting a claim for breach of contract relating to the Warrant and the Amended Option.


      I. Point.360 and AACI desire to enter into this Agreement to compromise, settle and resolve all disputes and claims existing between them.

                                    AGREEMENT


      NOW, THEREFORE, based on the facts set forth in the Recitals above and the mutual promises and covenants hereinafter set forth, the parties agree as follows:

      1. Settlement Payment.


      On or before November 4, 2004, Point.360 shall deliver to counsel for AACI $575,000 by bank wire or by bank check made payable to Alliance Atlantis Communications, Inc. (the "Settlement Payment").


      2. Cancellation of Warrant.


      Upon AACI's receipt of the Settlement Payment, the Warrant shall be deemed cancelled and of no further force and effect.


      3. Dismissal Of The First U.S. Action.


      Concurrently with the execution of this Agreement, Point.360 and AACI, through their counsel of record, shall execute the Stipulation For Dismissal Of Entire Action With Prejudice attached hereto as Exhibit A, which AACI shall hold and file with the court no later than three court days after the Settlement Payment. Thereafter, the parties shall take any and all additional actions as may be reasonably necessary to obtain the dismissal of the entire First U.S. Action with prejudice.




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      4. Dismissal Of The Second U.S. Action.


      Concurrently with the execution of this Agreement, Point.360 and AACI, through their counsel of record, shall execute the Stipulation For Dismissal Of Entire Action With Prejudice attached hereto as Exhibit B, which AACI shall hold and file with the court no later than three court days after the Settlement Payment. Thereafter, the parties shall take any and all additional actions as may be reasonably necessary to obtain the dismissal of the entire Second U.S. Action with prejudice.


      5. Dismissal Of The Canadian Action.


      Concurrently with the execution of this Agreement, Point.360 and AACI, through their counsel of record, shall execute the Consent requesting that the Canadian Action be dismissed without costs attached hereto as Exhibit C, which AACI shall hold and file with the court no later than five court days after the Settlement Payment. Thereafter, the parties shall take any and all additional actions as may be reasonably necessary to obtain the dismissal of the entire Canadian Action with prejudice.

      6. Mutual Releases by Point.360 and AACI.

      a. Release By Point.360. Upon the occurrence of all of the events described in Paragraphs 1 through 6, above, Point.360 releases and discharges AACI, and its past and present agents, employees, representatives, officers, directors, attorneys, accountants, trustees, affiliates, subsidiaries, insurers and advisors, from any and all suits, causes of action, demands, claims, charges, complaints, obligations, liabilities, costs, losses, damages, injuries, rights, judgments, attorneys' fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities in any form whatsoever in law or in equity, in tort or in contract, whether known or unknown, and whether suspected or unsuspected, including but not limited to those arising out of or related to the facts that provided the basis for the First U.S. Action, the Second U.S. Action, and/or the Canadian Action.



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      b. Release By AACI. Upon the occurrence of all of the events described in
Paragraphs 1 through 6, above, AACI releases and discharges Point.360 and its past and present agents, employees, representatives, officers, directors, attorneys, accountants, trustees, affiliates, subsidiaries, insurers and advisors, from any and all suits, causes of action, demands, claims, charges, complaints, obligations, liabilities, costs, losses, damages, injuries, rights, judgments, attorneys' fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities in any form whatsoever in law or in equity, in tort or in contract, whether known or unknown, and whether suspected or unsuspected, including but not limited to those arising out of or related to the facts that provided the basis for the First U.S. Action, the Second U.S. Action, and/or the Canadian Action.


      c. Waiver of Civil Code Section 1542. With respect to the releases set forth above, the parties expressly and voluntarily waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code. Section 1542 states:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."



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Each of the parties hereto acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to either the subject matter of this Agreement or any party hereto, but each of the parties hereto further acknowledges that it is its intention to hereby fully, finally and forever settle and release all claims between them, whether known or unknown, suspected or unsuspected, which now exist, may exist or heretofore have existed.

      7. Attorneys' Fees and Costs.

      Each of the parties hereto agrees to pay its own attorneys' fees and costs incurred in the negotiation and drafting of this Agreement and in connection with the First U.S. Action, the Second U.S. Action and the Canadian Action.


      8. Warranties Against Assignments by Point.360 and AACI.

      Point.360 and AACI each warrants, represents, and agrees that it has not heretofore assigned, subrogated or transferred, to any natural person, firm, partnership, corporation or entity whatsoever, any of the claims released herein. In the event that any claim, demand, cause of action, or suit is made or initiated against any party to this Agreement because of any such purported prior assignment, transfer or subrogation of any such claim, right or interest, the assigning, transferring or subrogating party warrants, represents, and agrees to defend, indemnify and hold such other party harmless from any such claim, demand, cause of action, or suit, and from any such purported assignment, subrogation or transfer.



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      9. Representations and Warranties.


      Each party hereto represents, warrants and agrees that it is entering into this Agreement without duress, in good faith and for sufficient consideration, and that this Agreement is fair, just and reasonable as to that party. Each party hereto enters into this Agreement with full knowledge of any and all rights which that party may have by reason of the claims released herein. Each party hereto has had available to it such information as it or its counsel considered necessary to make an informed judgment concerning this Agreement, and has conducted such investigation as its counsel deemed appropriate regarding the settlement and its rights and asserted rights in connection therewith.

         10. No Admission of Liability.

         Each party expressly understands and acknowledges that the above-mentioned covenants, agreements, representations, warranties, and mutual releases are being made solely for the purpose of settlement, and are not, and shall not be construed as, an admission on the part of any party of any unlawful or wrongful conduct or of any liability whatsoever to the other parties to this Agreement.

      11. Complete Agreement.

      This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and there are no promises, representations or other agreements between the parties concerning the subject matter of this Agreement, except as set forth herein. Each party expressly acknowledges that, in making this Agreement, it has not relied upon any statement or representation pertaining to the matters set forth herein made by the other party's representatives. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties.


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      12. No Interpretation of Ambiguities Against Drafting Party.

      This Agreement has been negotiated at arm's length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

      13. Successors; No Assignment.

      This Agreement shall be binding upon and inure to the benefit of the successors of the parties. Neither this Agreement nor any of the parties' rights or obligations under this Agreement may be assigned or otherwise transferred except upon the written consent of all parties to this Agreement.

      14. Representation and Warranty Re Authority to Enter Into This Agreement.

      Each party whose signature is affixed hereto in a representative capacity represents and warrants that he/she is authorized to execute this Agreement on behalf of and to bind the person or entity on whose behalf his/her signature is affixed.



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      15. Invalidity.

      If any provision of this Agreement is held to be void or unenforceable, all other provisions shall nevertheless continue in full force and effect.

      16. Governing Law.

      This Agreement shall be governed by and construed under the laws of the State of California.

      17. Headings.

      The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

      18. Counterparts.

      This Agreement may be executed in counterparts (including facsimile transmission with mailed original confirmations thereof), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

POINT.360                                ALLIANCE ATLANTIS COMMUNICATIONS, INC.,
a California corporation                 a Canadian corporation

                                         By:  /s/ Paul Laberge
By:  /s/  Haig S. Bagerdjian             Its:  SVP Corporate Development
     -------------------------------
     Its:  Chief Executive Officer       & General Counsel
     (signed 11/9/04)                    (signed 11/8/04)



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